Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT IS MADE effective the 9th day of May, 2022

BETWEEN:

VISION HYDROGEN CORPORATION., incorporated

under the laws of the State of Nevada,

(hereinafter called the “Corporation”)

OF THE FIRST PART,

AND:

MATTHEW HIDALGO

(hereinafter called the “Employee”)

OF THE SECOND PART.

WHEREAS the Corporation is engaged in the business of developing renewable energy projects for the commercial, industrial and transportation sectors, directly and through its Affiliates;

AND WHEREAS the Employee has the qualifications, skills and experience necessary to serve the Corporation in the role of Chief Financial Officer and Corporate Secretary;

AND WHEREAS the Employee is knowledgeable in the business of the Corporation, the industry in which the Corporation operates and the Corporation’s record keeping, accounting, reporting and organizational obligations and requirements;

AND WHEREAS the Employee is willing to serve the Corporation in the capacity and on the terms and conditions herein provided.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1 Definitions. In this Agreement the following terms shall have the following meanings:

(a)	“Affiliate” means a Person that is controls, is controlled by, or is under common control with, another Person;

(b)	“Agreement” means this agreement as it may be amended or supplemented from time to time; and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and unless otherwise indicated, references to “Sections” or “Articles” are references to sections or articles in this Agreement;

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(c)	“Board” means the board of directors of the Corporation, or a committee thereof duly constituted to assume part or all of the role of the Board for the purpose of this Agreement;

(d)	“Business Day” means business days in New Jersey, exclusive of statutory holidays and weekends;

(e)	“Cause” means

(i)	the failure or refusal or repeated reluctance of the Employee to perform his duties and responsibilities at an acceptable level or standard, or to comply fully in all material respects with the Corporation’s policies and procedures as instituted from time to time, provided that the Employee has been provided written notice of such failure, refusal or repeated reluctance and has not corrected his behaviour (to the satisfaction of the Corporation) within three (3) business days of receiving such notice, and provided further that the Employee shall only be entitled to correct his behaviour pursuant to such notice on a one time basis. In case of intentional breach of the Corporation’s policies, a corrective notice need not be given by the Corporation,

(ii)	For purposes of clarity, any subsequent failure, refusal or repeated reluctance to perform his duties and responsibilities at an acceptable level or standard will not require written notice of such failure by the Corporation and corresponding opportunity for the Employee to correct the behaviour,

(iii)	any dishonesty on the part of the Employee materially affecting the Corporation,

(iv)	the Employee being charged with a felony offence or any other crime involving moral turpitude, fraud or misrepresentation,

(v)	use of alcohol or illegal drugs by the Employee interfering with the performance of his obligations under this Agreement,

(vi)	any wilful and intentional act on the part of the Employee having the effect of materially injuring the reputation, business or business relationships of the Corporation,

(vii)	any material breach (not covered by any of the above (i) through (v) above) of any of the provisions of this Agreement, and

(viii)	any other act or omission which at law would entitle the Corporation to terminate this Agreement;

(f)	“Corporation” means Vision Hydrogen Corporation., a corporation formed under the laws of the State of Nevada;

(g)	“Compensation Committee” means the Compensation Committee of the Board, as constituted from time to time, and, in the event that there is no Compensation Committee, the Board;

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(h)	“Confidential Information” means any and all information of a sensitive or proprietary nature related to the Corporation or its business including, but not limited to information pertaining to the Corporation’s properties and developments, contracts, agreement and understandings, letters of intent, development and permitting applications, projected costs, sales, income, profit, profitability, pricing, salaries or wages, marketing information, corporate information and intellectual property. Confidential Information does not include any information that, through no fault of the receiving party

(i)	is within the Public Domain at the date of its disclosure to the receiving party, or subsequently enters the Public Domain (but only after it enters the Public Domain), or

(ii)	is or becomes (but only after it becomes)

(A)	independently developed by or on behalf of the receiving party as shown by documentary evidence, or

(B)	disclosed to the receiving party by a third party not having an obligation of confidence to the proprietor of the information as shown by the documentary evidence, or

(iii)	is Residual Information.

No combination of information shall be deemed to be within any of the above exceptions, whether or not the component parts of the combination are within one or more of the exceptions in Sections 1.1(f)(i) and (ii), unless the combination itself and its economic value and principles of operation are themselves so excepted;

(i)	“Duties” shall have the meaning set forth in Section 2.2 below;

(j)	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(k)	“Public Domain” means readily accessible to the public in a written publication, and does not include information that is only available by substantial searching of the published literature, and information the substance of which must be pieced together from a number of different publications and/or sources;

(l)	“Residual Information” means general information not specified as being confidential in nature by the Corporation that is in tangible form and is retained in memory by the Employee including the ideas, concepts, know-how and techniques as well as any business opportunities that have been considered by the Corporation but rejected or unsuccessfully pursued by the Corporation; and

(m)	“Term” shall have the meaning set forth in Section 2.1 below.

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2.	TERMS OF EMPLOYMENT

2.1	Engagement. The Corporation hereby engages the Employee as the Corporation’s Chief Financial Officer and Corporate Secretary with effect from the date of this Agreement for a term of one year or until the earlier termination hereof pursuant to Article 7 hereof (the “Term”). The Parties may engage in discussions to extend the Term, not more than 90 days before the expiry of the Term.

2.2	Duties & Responsibilities. The detailed initial duties and responsibilities of the Employee are set forth in Schedule “A” attached hereto (the “Duties”). The Employee shall serve and perform in the capacity described in Section 2.1 hereof, and in addition to the Duties shall have such other supplementary duties, responsibilities, and authorities as are designated for the offices of Chief Financial Officer and Secretary pursuant to the Bylaws of the Corporation, or as may be assigned to the Employee from time to time by the Board. The Employee will use best practices in designing and implementing systems to manage the Company’s finances and otherwise discharge the Duties, at all times with a view to maintaining cost controls and economies.

2.3	Reporting. The Employee shall report and be responsible to the Chief Executive officer of the Corporation (the “CEO”), or such other persons as a designated by the CEO, and - in addition to the timely preparation, review, approval and dissemination of the Corporation’s quarterly and annual financial statements – shall present a detailed monthly status report on the third Business Day of each month during the Term to the CEO, which report shall include a monthly internal cash flow statement as well as a narrative description of activities tasked, initiated, in progress and/or concluded during the preceding month.

2.4	Efforts. The Employee shall devote his best efforts, abilities, knowledge and experience to the faithful and timely performance of the Duties, and at a minimum he will commit not less than 60% of his working time to the Corporations’ affairs or such greater time as is required to adequately perform the Duties. The Employee will be available, in person or via videoconference, not less than five (5) hours per weekday between 10:00am and 3:00pm (Eastern Time), in all cases professionally groomed and attired, and if by videoconference in a quiet professional and workmanlike environment free of background noise or distractions.

2.5	Non-Compete. The Employee shall not engage in (i) any business or endeavour which is in direct or indirect competition with the Corporation or any Affiliate, (ii) any business or endeavour that may be perceived as damaging to the good reputation of the Corporation, or (iii) any business or endeavour which would interfere with the full and timely performance of the Duties.

2.6	Place of Service. In connection with the Employee’s employment by the Corporation during the Term, the Employee shall be based and the Employee’s services shall be performed in Dallas Texas, Jersey City New Jersey or at such other or location as required by the Corporation and agreed to by the Employee (acting reasonably), save and except for such travel as is required for the Employee to perform his Duties.

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3.	REMUNERATION AND BENEFITS

3.1	Annual Base Salary. The Corporation shall pay the Employee, as compensation for all services rendered by the Employee under this Agreement, a monthly salary (the “Salary”) of Thirteen Thousand Five Hundred and No/100 United States Dollars (USD $13,500.00). Subject to Article 4 hereof, the Base Salary shall be subject to all appropriate federal and state withholding and payroll taxes and shall be paid by the Corporation to the Employee in accordance with regular payroll policies and practices of the Corporation as set by the Employee and approved by the CEO. The Base Salary shall be deemed inclusive and the Employee shall not be entitled to participate in any other compensation or benefit plans. At the request of the Employee, within a reasonable time (not to exceed 90 days) following the timely filing of the Corporation’s annual financial results the Compensation Committee may review the Base Salary for upward adjustment. The Employee recognisees that as an executive irregular hours of work are a condition of the Employee’s employment by the Corporation and agrees that any “overtime” hours will not be additionally compensated.

3.2	Discretionary Bonus. In addition to the Base Salary, the Corporation may also pay the Employee discretionary annual bonus compensation (the “Bonus Compensation”), in such amount, if any, determined by the Compensation Committee to be proper and appropriate for each fiscal year of the Corporation during the term of this Agreement. Such Annual Bonus Compensation shall be based upon such factors as the Compensation Committee shall deem appropriate and consistent with factors applicable to other employee of the Corporation, including (i) the Employee’s contributions to the success of the business operations of the Corporation, its divisions and its subsidiaries for each fiscal year of the Corporation during the term hereof; (ii) the Corporation’s share price performance viewed objectively as well as against its peer group within the industry; (iii) the success of the Corporation’s development activities; (iv) the consolidated revenues, expenses and profits of the Corporation, its divisions and its subsidiaries for each fiscal year of the Corporation during the term hereof, as determined in accordance with generally accepted accounting principles; and (v) the general overall economic performance of the Corporation, its divisions and its subsidiaries for each fiscal year of the Corporation. Bonuses hereunder will be considered earned and paid 6 months after the subject fiscal year has ended, provided that the Employee is then still employed by the Corporation.

3.3	Expenses. The Corporation shall reimburse the Employee for reasonable out-of-pocket expenses incurred by him in accordance with the Corporation’s standard expense practices. Any expenses in excess of $2,500 individually or in any given monthly period $5,000 in the aggregate must be pre-approved by the CEO or such other persons as a designated by the CEO for this purpose. Notwithstanding the preceding any travel by the Employee must be pre-approved by the CEO. Prior to the reimbursement of any expenses, the Employee shall prepare a summary of the expenses incurred and submit it to the Corporation in the Corporations standard form together with appropriate supporting receipts, invoices, or other documentation acceptable to the Corporation. The Corporation may (where approved by the CEO) make an advance to cover anticipated expenses, such advances being repayable to the extent remaining after the matter requiring the advance is concluded, and in any event upon termination of this Agreement.

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3.4	Vacation. The Employee shall be entitled to paid vacation of up to fifteen (15) Business Days each calendar year during the Employment Period, exclusive of statutory holidays and weekends, which vacation shall be taken by the Employee in accordance with the Corporation’s vacation plans, policies and practices as then in effect and with a view to the business requirements of the Corporation, in each case with advance notice to approve of the CEO or such other persons as a designated by the CEO for this purpose. The Employee shall not be entitled to any compensation for earned unused vacation time at the completion of the Term. In addition, as an executive the Employee recognizes that he may need to be available to the Corporation during vacation periods, and that he will not receive additional compensation for same.

4.	RELATIONSHIP

4.1	Employment Relationship and Indemnification. While the intention of the Parties is that the Employee is in an employment relationship with the Corporation, the Corporation recognizes that the relationship may at law be characterized as a consulting services relationship, in which case the Employee will render monthly invoices to the Corporation. In this regard, the Employee acknowledges and agrees that he is and shall be liable for the full amount of any payment of funds which may be demanded, in relation to the Employee pursuant to any laws, legislation, rules or regulations promulgated by any government having jurisdiction over the Corporation or the Employee for taxes or other deductions (including any and payroll taxes) as a result of this Agreement, or any payment which may, in future, be found to be payable in respect of the Employee, and the Employee hereby covenants and agrees to indemnify and save harmless the Corporation from any actions, causes of action, claims, demands or other proceedings (including all legal costs) made against the Corporation by any regulatory authority under such statutes and grants the Company a right of set-off against any securities of the Corporation or its Affiliates held by the Contractor or its Affiliates as far as this relates to events which are under control of the Contractor or Appointed Contractor.

5.	CONFIDENTIAL INFORMATION AND PROPERTY OF THE CORPORATION

5.1	Employee’s Obligations as to Confidential Information and Materials. Confidential Information, whether in written, oral, electronic, magnetic, photographic, optical, or other form, or in cloud storage, and whether now existing or developed or created during the currency of the Employee’s relationship or engagement with the Corporation (excepting information obtained from general or public sources) is highly confidential in nature and proprietary to the Corporation. In this regard, the Employee acknowledges that damages pursued by an action at law may not be an adequate remedy for the Employee’s breach of its obligations under this Article 5, and the Employee agrees that the Corporation shall be entitled to equitable remedies including but not limited to interlocutory or permanent injunctions, which the Employee agrees not to oppose.

5.2	Use of Corporation Communication and Documents Storage Systems. The Employee shall send and receive all electronic communications exclusively through and shall store copies of all documents material to the business and affairs of the Corporation exclusively on the Corporation’s data storage systems in accordance with the Corporation’s information technology policies and procedures as established from time to time. When and as provided, the Employee will also use a Corporation telephone number.

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5.3	General Skills. The general skills and Residual Information and other experience gained by the Employee during the Employee’s relationship with the Corporation, and information within the Public Domain or generally known within the industries or trades in which the Corporation competes, is not considered Confidential Information.

5.4	Preservation of Confidential Information. During the currency of Employee’s relationship with the Corporation, the Employee may have access to all or a portion of the Corporation’s Confidential Information and, as such, will occupy a position of trust and confidence with respect to the Corporation’s affairs and business. The Employee will take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

(a)	The Employee will not at any time disclose or otherwise permit any person or entity whatsoever access to any of the Confidential Information other than as specifically required in the performance of the Employee’s duties to the Corporation.

(b)	The Employee will take all reasonable precautions to prevent disclosure of the Confidential Information and will follow all the Corporation’s reasonable instructions to the Employee in respect of the same.

(c)	The Employee will not use at any time, or otherwise permit any person or entity to use, any of the Confidential Information other than as required in the strict performance of the Employee’s duties.

(d)	Within the five (5) Business Days following termination of the Employee’s relationship with the Corporation, for any reason whatsoever, the Employee will deliver to the Corporation all property of the Corporation, including all computers and other communication equipment, keys and access cards as well as all other tangible materials embodying the Confidential Information, including, without limitation, any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information as well as any login and password information related thereto.

5.5	Continuation of Confidentiality Obligations. The Employee acknowledges and agrees that the obligations set out in this Article 5 are of paramount importance to the Corporation and will to remain in effect for a period of five (5) years following termination of the Employee’s relationship with the Corporation. The Employee further acknowledges that the obligations set out in this Article are not in substitution for any obligations which the Employee may now or hereafter owe to the Corporation and which exist apart from this Article 5 and do not replace any rights of the Corporation with respect to any such obligations, at law or otherwise.

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5.6	Communication of Confidential Information. The Employee agrees to communicate to the Corporation all Confidential Information obtained in the course of performing the Duties.

5.7	Confidentiality and Non-Competition. The Employee hereby agrees, in addition to (and not in substitution for) the responsibilities of the Employee as an officer of the Corporation under applicable laws and regulations, including prohibitions relating to corporate opportunities, self-dealing and conflicts of interest, that he will not at any time during the Term and for a period of two (2) years thereafter:

(a)	knowingly interfere with or endeavor to contact (or permit, encourage or facilitate any other party to contact) any of the individuals or entities with whom the Corporation or its securities had an active business relationship during the three (3) year period immediately prior to the termination of the Employee’s relationship with the Corporation;

(b)	knowingly interfere with or endeavor to contact (or permit, encourage or facilitate any other party to contact) any of the individuals or entities who were active financiers or participated in private placements of the Corporation or its securities during the three (3) year period immediately prior to the termination of the Employee’s relationship with the Corporation; or

(c)	interfere with or knowingly entice away any employee or contractor of the Corporation who was an employee of the Corporation within three (3) years following the termination of the Employee’s relationship with the Corporation.

5.8	Notice. If the Employee is required by law, rule, regulation, subpoena or regulatory agency or stock exchange rule (“Legal Process”) to disclose any Confidential Information, the Employee will provide the Corporation with immediate notice of such requirement and will attempt to obtain confidential treatment for any Confidential Information that is required to be disclosed prior to making any such disclosure. If, provided that the Employee has used reasonable efforts to obtain assurances that confidential treatment will be afforded such information, the Employee is nonetheless required by Legal Process to disclose any Confidential Information, the Employee may only disclose such Confidential Information that it is required by law to be disclosed.

5.9	Limitation. The provisions of this Article 5 shall not prevent the Employee, following the termination of this Agreement, from providing his services to other companies, including companies working in the same general business as the Corporation.

6.	INTELLECTUAL PROPERTY OF THE CORPORATION

6.1	Corporation’s Rights. The Employee affirms and agrees that all right, title, and interest in or to any and all of the work product of the Employee is and shall be the property of the Corporation.

6.2	Disclosure. The Employee agrees to promptly disclose to the Corporation all of the work product created in the performance of his Duties, and to act to preserve the Corporation’s interests in the same. Regardless of whether this Agreement has been terminated, the Employee agrees to execute, acknowledge, and deliver any instruments, and to provide whatever other assistance is required, to confirm the ownership by the Corporation of such rights. No additional compensation shall be paid to the Employee in respect of any of the matters referred to in this Section 6.2.

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6.3	No Rights. Nothing in this Agreement shall be construed to grant to the Employee any express or implied option, license or other rights, title or interest in or to the Confidential Information or other property of the Corporation.

7.	TERMINATION

7.1	Termination by the Corporation. The Corporation may terminate this Agreement in the following circumstances:

(a)	For Cause. At any time by the Corporation forthwith, without notice and without pay in lieu of notice, for Cause;

(b)	Death. Automatically upon the death of the Employee;

(c)	Bankruptcy. Automatically in the event the Employee is subject to any bankruptcy, insolvency or other similar proceeding;

(d)	Disability. At any time by notice in writing from the Corporation to the Employee if the Employee shall become permanently disabled; for the purposes hereof, the Employee shall be deemed to be permanently disabled immediately following any period of 60 consecutive calendar days during which the Employee is prevented from performing his duties for more than 30 calendar days in the aggregate by reason of illness or mental or physical disability despite reasonable accommodation efforts of the Corporation; or

(e)	Without Cause. At any time, upon (i) payment by the Corporation to the Employee of a lump sum equal to three (3) month’s Base Salary less statutory/payroll deductions as well as any unaccounted advances or other monies due to the Corporation by the Employee (the “Notice Payment”), (ii) notice to the Employee that this agreement will terminate ninety (90) calendar days from the date of such notice, with confirmation that the Employee will continue to perform and be compensated for the Duties hereunder in accordance with the terms of this Agreement for such 90 day period, or (iii) some combination of (i) and (ii), all at the sole discretion of the Corporation. In the event of (i) or (iii), should the Employee secure alternative employment during the said 90-day period the Employee shall reimburse the pro rated portion of the Notice Payment to the Corporation; otherwise the Employee shall not be required to mitigate.

7.2	Termination by the Employee. The Employee may only terminate this Agreement by providing no less than ninety (90) calendar days’ written notice to the Corporation. In the event the Employee provides such notice to the Corporation, the Employee’s employment shall terminate on the date the period of such notice period expires, and the Employee shall continue to devote his best efforts, abilities, knowledge and experience to the faithful and timely performance of his Duties through to the end of such period. Notwithstanding the foregoing, the Corporation may at any time following receipt of the Employee’s notice under this Section 7.2 request that the Employee cease in his Duties on a stated date prior to the expiry of such notice period, in which case the obligation of the Corporation to compensate the Employee shall also cease on that date.

7.3	Effect of Termination. Upon the termination of this Agreement pursuant to Sections 7.1(a) through (d), the parties expressly agree that the Corporation’s liability to the Employee shall be limited to all accrued and unpaid portions of the Base Salary due up to the date of termination as well as any Expenses properly incurred prior to the date of termination, less any advances against Expenses not accounted for.

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8.	NOTICE

Unless otherwise permitted by this Agreement, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been fully given if personally delivered to the party to whom the notice or other communication is directed or if mailed by prepaid registered mail on the fifth Business Day after the date on which it is so mailed (provided that if there is an interruption in the regular postal service during such period arising out if a strike, lockout, work slow-down or similar labour dispute in the postal system, all days during which such interruption occurs shall not be counted:

Notice to the Corporation:

VISION HYDROGEN CORPORATION

95 Christopher Columbus Drive

16th Floor

Jersey City, NJ 07302

Attention: Chef Executive Officer

ahromyk@firstfinance.com

With a copy to the Company’s Board of Directors:

c/o SICHENZIA ROSS FERENCE LLP

1185 6th Ave Floor 31

New York, NY 10036

trose@srf.law

Notice to the Employee:

MATT HIDALGO

or to such other address as each party may from time to time notify the other of in writing. Notices may not be given by facsimile.

9.	MISCELLANEOUS

9.1	Entire Agreement. This Agreement contains the entire understanding and agreement between the parties and supersedes all prior communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof. This Agreement may be amended or modified only by written instrument signed by all parties hereto.

9.2	Survival. The rights and obligations of the parties set out under Articles 4, 5, 6, 8 and 9 of this Agreement survive the termination of this Agreement insofar as is necessary to give full effect to the terms hereof.

9.3	Governing Law. The provisions of this Agreement shall be governed by and interpreted exclusively in accordance with the laws of the State of New York. The parties irrevocably attorn to the exclusive jurisdiction of the Courts of New York, siting in Manhattan, with respect to any legal proceedings arising here from.

9.4	Independent Legal Advice. The Corporation has obtained legal advice concerning this Agreement and has requested that the Employee obtain independent legal advice with respect to this Agreement. The Employee hereby represents and warrants to the Corporation that it has been advised to obtain independent legal advice, and that prior to the execution of this Agreement he has obtained independent legal advice or has, in his discretion, knowingly and willingly elected not to do so.

9.5	Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision thereof, and this Agreement shall be construed as though such invalid or unenforceable provision were omitted.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF the parties have executed this Agreement with effect from the date first written above.

VISION HYDROGEN CORPORATION

Per:	/s/ Andrew Hromyk
Andrew Hromyk, CEO

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
	)	/s/ Matthew Hidalgo
Witness	)	MATTHEW HIDALGO

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Schedule “A”

Vision Hydrogen Corporation

CFO and Corporate Secretary – Scope of Duties

This Scope of Duties is in addition to and not in derogation of the duties, responsibilities and other terms of employment provided in the Employment Agreement to which this Schedule “A” is attached.

Overview

The CFO shall manage and oversee the accounting, regulatory and financial reporting of Vision Hydrogen Corporation (the “Corporation”). The scope of the CFO’s day-to-day activities shall primarily be recording all financial transactions and complying in a timely manner with all of the Corporation’s regulatory, disclosure and compliance requirements. In addition, the CFO will oversee and facilitate all monthly quarterly and annual financial reporting.

The Corporate Secretary shall maintain in the Corporation’s dataroom all corporate records including all shareholder and director minutes, meeting materials, registers and such other records as are required by applicable law and best corporate practice, from inception. Materials shall be properly indexed and cross referenced, when applicable.

The CFO/Corporate Secretary shall report to the CEO or such other person(s) as designated by the CEO.

Bookkeeping & Accounting

The CFO will by June 1, 2022 transition the Corporation’s accounting package to a centralized system that can accommodate bank feeds and consolidated reporting by hosting all subsidiary accounts on a single online accounting package. Currently the Corporation is anticipating using XERO as its consolidated accounting package for all corporate entities. The Corporation shall hire a certified XERO specialist to set-up and migrate the accounting data, which process will be managed by the CFO.

Bookkeeping and accounting duties shall include:

●	Administration and input of A/P (including expense reports)
●	Bi-weekly Batch payment processing
●	Monthly bank reconciliations
●	Month/quarter-end accruals and journal entries
●	Oversee all other accounting system management and functionality
●	Ensure all intercompany account balances are maintained and reconciled
●	Other regular accounting functions and internal reporting as may be required
●	Ensure accounting controls are maintained

Financial Reporting (External)

External Financial Reporting duties shall include:

●	Liaise with corporate auditors for quarterly 10Q and annual 10K
●	Prepare quarter-end consolidated working papers and review/audit support
●	Oversee audit and quarterly review process on behalf of consolidation group
●	Prepare draft 10K and 10Q in conjunction with senior management and counsel review
●	Ensure timely filing of the above as well as any other regulatory reports as may be required

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Treasury Functions

●	Set-up and maintain bank accounts for the Corporation, as directed
●	Set-up and approve banking transactions as may be required
●	Ensure safe-guard of cash assets by maintaining relevant internal controls including a minimum of two signatures for withdrawing or transferring any funds from any accounts with a balance in excess of $50,000.
●	Maintain monthly and quarterly cashflow estimates and provide updates as requested
○	Note: Subsidiary cash requirements shall be supplied in a pre-approved format

Regulatory and Other Functions

Duties shall include:

●	Maintain a schedule of regular and monitor for adhoc all statutory reporting requirements
●	Prepare initial drafts of and liaise with corporate counsel for review of all SEC reports and other reporting documents
●	Oversee tax specialists for preparing and filing returns
●	Liaise with transfer agent and support regulatory or shareholder transfers/filings
●	Ensure all exchange filing requirements (OTC or other) are maintained and in full compliance
●	Coordinate board and audit committee communications as instructed, includ9ng invitation, agendas, minutes and
●	Maintain, as requested, suitable email communications and file storage structures for the Corporation’s team members
●	Prepare, as requested, financial projections for the Corporation
●	Such other duties as may be assigned by the Board and consistent with the role of CFO and Corporate Secretary